                                 EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE


                                                  THREE MONTHS ENDED              SIX MONTHS ENDED
                                           JUNE 30, 1996    JUNE 30, 1997   JUNE 30, 1996    JUNE 30, 1997
                                           -------------    -------------   -------------    -------------
Net Income                                  $  528,989       $8,472,114       $3,712,382       $13,029,810

Weighted average number of
common shares outstanding (A)                9,200,000        9,200,000        9,200,000         9,200,000
                                            ----------       ----------       ----------       -----------
Per share amount                            $     0.06       $     0.92       $     0.40       $      1.42
                                            ==========       ==========       ==========       ===========
Pro forma net income                        $  332,989       $6,177,114       $2,338,382       $ 9,049,810

Weighted average number of
common shares outstanding (A)                9,200,000        9,200,000        9,200,000         9,200,000
                                            ----------       ----------       ----------       -----------
Pro forma per share amount                  $     0.04       $     0.67       $     0.25       $      0.98
                                            ==========       ==========       ==========       ===========
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(A)  Excludes 38,410 stock options to purchase common shares at $2.39 per share granted in February 1997, as inclusion of the effect of these options in the earning per share calculation would not be material.